EXHIBIT 99.1

j2 Global Enhances Management Structure

Promotes Chief Marketing Officer to Co-President

LOS ANGELES, April 19, 2005 -- j2 Global Communications, Inc. (Nasdaq: JCOM), a leading provider of outsourced, value-added messaging and communications services, today announced that the board of directors has promoted Hemi Zucker, the Company's chief marketing officer, to co-president.

Mr. Zucker will be responsible for the day-to-day operations of j2 Global's revenue generation, operations, product and service activities. The change enables j2 Global co-president Scott Jarus to focus on strategic planning; "public company" matters; M&A activities; continued development of the Company's intellectual property; corporate business development; and regulatory and legislative issues.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global's network spans more than 1,500 cities in 23 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAXTM, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax BroadcastTM, eVoice®, PaperMaster®, ConsensusTM, M4 Internet® and Protofax®. As of March 31, 2005, j2 Global had achieved 32 consecutive quarters of revenue growth and 13 consecutive quarters of growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-559-0540	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com